Exhibit 3.2

FIRST AMENDMENT

TO THE

CERTIFICATE OF INCORPORATION

OF

BLUE CUBE SPINCO INC.

Dated as of March 23, 2015

Blue Cube Spinco Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

FIRST: That the Board of Directors of the Corporation, by written consent given hereby, adopt a resolution proposing and declaring advisable the following amendment to the Certificate of Incorporation of Blue Cube Spinco Inc., dated March 13, 2015 (the “Certificate of Incorporation”):

RESOLVED, that the Certificate of Incorporation of Blue Cube Spinco Inc., filed on March 13, 2015, be amended by changing Article IV (Capital Stock) thereof so that, as amended, Article IV shall be and read as follows:

“Article IV

Capital Stock

The total number of shares of all classes of stock that the Corporation shall have authority to issue is 100,000,000, all of which shall be shares of Common Stock, par value $0.001 per share.”

SECOND: Not less than the minimum number of votes that would be necessary to authorize or take such action have given written consent to the foregoing amendment to the Certificate of Incorporation in accordance with the provisions of the Certificate of Incorporation and Section 228 of the General Corporation Law of the State of Delaware.

THIRD: This amendment was duly adopted in accordance with the applicable provisions of Sections 242 of the General Corporation Law of the State of Delaware.

[Signature page follows]

IN WITNESS WHEREOF the undersigned has executed this amendment to the Certificate of Incorporation on the date first written above.

/s/ Daniel Dub
Name: Daniel Dub
Title: Assistant Secretary